CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Virtus Asset Trust of our reports dated February 24, 2023 and November 27, 2023, respectively, relating to the financial statements and financial highlights, which appear in Virtus SGA International Growth Fund and Virtus Vontobel Foreign Opportunities Fund Annual Reports on Form N-CSR for the year ended December 31, 2022 and September 30, 2023, respectively. We also consent to the references to us under the headings “Financial Statements and Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 31, 2024